For Immediate Release
                                                         ---------------------


                             The India Fund, Inc.
                       Announces Results of Tender Offer

          New York, NY, October 4, 2002 -- The India Fund, Inc. (the "Fund") announced today that, in accordance with its tender offer for up to 3,063,433 of its issued and outstanding shares of common stock, which expired on Friday, September 27, 2002, the Fund has accepted that number of shares for payment today at $10.84 per share. These shares represent 10% of the Fund's outstanding shares.

          A total of 23,767,549.7943 shares were properly tendered and not withdrawn by September 27, 2002 the final date for withdrawals. Therefore, in accordance with the terms of the tender offer, the Fund is purchasing shares on a pro rata basis for all tendering stockholders, other than stockholders holding 99 or less shares who tendered all their shares and for whom the Fund is accepting all shares properly tendered (aggregating 97,096.0273 shares). Accordingly, on a pro rata basis, 12.53178% of shares for each stockholder who properly tendered 100 or more shares has been accepted for payment.

          The India Fund, Inc. is a closed-end management investment company that seeks long-term capital appreciation by investing primarily in Indian equity securities. The Fund is traded on the New York Stock Exchange under the trading symbol "IFN". Advantage Advisers, Inc., a subsidiary of CIBC World Markets Corp., serves as Investment Manager to the Fund.

          Periodically updated information on the Fund can be obtained through the Fund's toll-free phone line at (800) 421-4777. Information provided includes a recorded update including monthly portfolio manager commentary, weekly NAV calculation and other information.


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          This press release may contain statements regarding plans and expectations for the future that constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking and can be identified by the use of words such as "may," "will," "expect," "anticipate," "estimate," "believe," "continue" or other similar words. Such forward-looking statements are based on the Fund's current plans and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Additional information concerning such risks and uncertainties are contained in the Fund's filings with the Securities and Exchange Commission.

          Contact: Advantage Advisers, Inc., 1-800-421-4711.